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                                   EXHIBIT 16


                               ARTHUR ANDERSEN LLP
                               225 FRANKLIN STREET
                              BOSTON, MA 02110-2812
                                TEL. 617-330-4000


Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549


September 21, 2000

Dear Sir/Madam:

We have read paragraphs four and five of Proposal 2 included in the Proxy Statement dated September 20, 2000 of Prospect Street High Income Portfolio Inc. to be filed with the Securities and Exchange Commission and are in agreement with the statements contained therein.


Very truly yours,



Arthur Andersen LLP

cc:  Mr. R. Joseph Dougherty, Prospect Street High Income Portfolio Inc.